UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CEDAR FAIR, L.P.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

Our Fellow Unitholders,

Our fiscal 2021 performance results exceeded our initial expectations, all despite the continued impact of the pandemic on our operations that resulted in closure of our properties in 2020 and only partial return to operations in 2021. We achieved record in-park per capita spending, solid attendance results and out-of-park revenues nearing pre-pandemic levels. Our executive compensation program with its emphasis on performance-based incentives was instrumental in keeping our executives focused on the key drivers of our growth to deliver these strong results and navigate through the most uncertain time of the pandemic. The compensation program was also critical in ensuring management continuity and best positioning the Company for the post-pandemic recovery. We are pleased that the proxy advisory firm Glass Lewis supported our 2021 ‘say-on-pay’ proposal.

We believe our compensation program is aligned with performance and the long-term interests of our unitholders and are asking our unitholders to vote FOR Proposal 3.

2021 Compensation Program Highlights:
•Despite the uncertainties of the pandemic, we continued to deliver 85% of our CEO compensation and more than 70% of other NEOs’ compensation in the form of at-risk incentive-based awards.
•Base salaries for 2021 were held flat at pre-COVID 2020 salary rates.
•Long-term incentives for our CEO reflected a ratio of performance units that increased to 70% from 60%.
•Performance unit awards associated with the 2019-2021 performance period were forfeited in full.
•We do not expect any units to be earned under the 2020-2022 performance program.
•No goal adjustments were applied or are expected to apply for the 2019-2021 and 2020-2022 performance unit awards.

The adjustment of the 2018-2020 performance unit awards, which was made within the same context as our historical compensation philosophy, was one-time in nature and an exception to our regular compensation practices as necessitated by the COVID-19 pandemic.

Because of the significant disruption to our business from the COVID-19 pandemic, the three-year Adjusted EBITDA target for the 2018-2020 performance unit awards was made impossible to achieve for reasons unrelated to Company’s results or management’s decision making. In the midst of the pandemic, to retain executives and incentivize performance the Board decided to allow management the opportunity to potentially earn an award instead of issuing supplemental retention awards. The goals set for 2020 were focused on strategic initiatives due to our inability to forecast reliable financial performance targets during the most uncertain period of the pandemic.

The ultimate payout under this plan, which was made entirely in equity, took into account actual 2018-2019 Adjusted EBITDA achieved as well as management’s performance against new, pandemic influenced strategic objectives, including:
•Effectively managing Cedar Fair’s capital structure and liquidity levels during the disruption;
•Protecting the health and safety of our associates and guests upon park reopenings in light of COVID-19;
•Positioning the Company for 2021 and a full recovery;
•Driving consumer demand through business model innovations; and
•Building a strong foundation for business sustainability and governance.

In the Board’s opinion, management exceeded expectations relative to these strategic goals, which were critical to the Company emerging from the disruption stronger than it was before the pandemic began. Based on management’s outstanding performance in 2020, and the Company’s combined Adjusted EBITDA results for 2018-2019, the Board used negative discretion and approved the payout at 81.3% of target number of units, limited to those units that would have been awarded if 2020 Adjusted EBITDA results had been at the level of pre-COVID forecast.

The 2018-2020 long-term incentive program adjustment reflected perspectives of our unitholders.

In advance of making compensation decisions regarding the 2018-2020 long-term incentive program, we initiated meetings with and sought feedback from unitholders in December 2020, during which time our Board Chairman, Compensation Committee Chair and management outreach team directly engaged with unitholders representing approximately 45% of our outstanding units. Our unitholders we spoke with were supportive of potential additional metrics for the 2018-2020 performance unit awards to supplement Adjusted EBITDA and rewarding management for efforts related to the Company’s recovery through the pandemic.

Our 2022 compensation program design continued to reinforce pay and performance alignment.

Our Board balances alignment of our executive compensation program with market practices and perspectives of our unitholders, including the results of say-on-pay votes, in making compensation related decisions. We have taken numerous actions over the past several years to enhance our compensation programs, align and strengthen the links between pay and performance, and incentivize management to drive long-term value creation for our unitholders.

For our 2022 incentive program, the Compensation Committee approved several executive compensation program changes that reflected perspectives of our unitholders and our expectations for the 2022 business outlook.

Short-term incentive program
•Returned to a fixed single-target Adjusted EBITDA performance goal.
•Added a downside payout level to reflect continued uncertainty and potential further business disruptions due to labor availability, cost, attendance, and pricing.
•Increased the weighting of the financial goals for our CEO, COO and CFO to 90% and for other NEOs to 85%.

Long-term incentive program
•Increased the weighting of performance unit awards to 70% from 60% for all other named executive officers, consistent with the long-term incentive program structure implemented for our CEO in 2021.
•Returned to a three-year performance period instead of a five-year approach used for the 2021 transition year.
•Set three-year cumulative financial targets instead of annual, consistent with our pre-COVID program design.

We appreciate the engagement and support of unitholders, and we are committed to maintaining an open dialogue to ensure that our plans continue to reflect unitholders’ feedback and interests going forward.

Please show your continued support by voting FOR the approval, on an advisory basis, of the compensation for our NEOs. We look forward to continuing to engage with you.

Sincerely,

The Compensation Committee of the Board of Directors

D. Scott Olivet, Carlos Ruisanchez, Debra Smithart-Oglesby